CERTIFICATE OF INCORPORATION
OF
RAPIDTRON, INC.

ARTICLE 1

The name of the Corporation is "Rapidtron, Inc."

ARTICLE 2

The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of the Corporation's registered Agent at that address is "Corporation Service Company".

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4

The total number of shares of capital stock which this Corporation has authority to issue is Twenty-Five Million (25,000,000) shares. Of that number, a total of Twenty Million (20,000,000) shares shall be designated as "Common Stock" and Five Million (5,000,000) shares shall be designated as "Preferred Stock". The Common Stock and Preferred Stock shall each have a par value of $0.001 per share.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the share of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

    the number of shares constituting that series and the distinctive designation of that series;

    the dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

    whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

    whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and

    whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (vi) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (vii) any other relative rights, preferences and limitations of that series.

ARTICLE 5

    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

    Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

ARTICLE 6

The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

ARTICLE 7

    Limitation on Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director is found by a court of law to have derived an improper personal benefit.

    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties) and amounts paid or to be paid in settlement reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subsection 3 hereof, if a person seeking indemnification hereunder with respect to any proceeding is the party that initiated such proceeding, then the Corporation shall indemnify such person in connection with such proceeding only if such proceeding was authorized by the Board of Directors of the Corporation or by the stockholders of the Company. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses (including such person's attorneys fees and disbursements) incurred in defending any such proceedings in advance of its final disposition, promptly but in no event later than 30 days after such expenses are incurred; provided further, however, that, if such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action if its Board of Directors, provide indemnification to other employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    Right of Claimant to Bring Suit. If a claim, or a right to receive payment of expenses, under Subsection 2 of this Article 7 is not paid or satisfied in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    Rights Not Exclusive. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may be or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    Amendment or Repeal of Article 7. Any repeal of this Article 7, or any modification or amendment thereto which adversely affects the rights of any director or officer of the Corporation will not be effective unless approved by the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Common Stock of the Corporation, voting together as a single class and, if so approved, such repeal, modification or amendment shall be prospective only, and shall not adversely affect any limitation on the personal liability or any rights of indemnification of a director or officer of the Corporation existing at the time of such repeal, modification or amendment.

ARTICLE 8

The Board of Directors of the Corporation shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

ARTICLE 9

The name and address of the Incorporator of the Corporation is as follows:

Lee Kolodny
660 Newport Center Drive
Suite 1600
Newport Beach, California 92660-6441

I, THE UNDERSIGNED, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein are true, and accordingly, have hereunto set my hand this 27th day of January, 2000.

                                                                                    /s/ Lee Kolodny